Exhibit 10.1

699 Eighth Street
San Francisco
California 94103 company.zynga.com

April 5, 2014

David Lee

Re:	Offer of Employment by Zynga Inc.

Dear David:

I am very pleased to confirm our offer to you of employment with Zynga Inc., a Delaware corporation (the “Company”), in the position of Chief Financial Officer, located in San Francisco, California, and reporting to the Company’s Chief Executive Officer. The terms of our offer are as follows:

1. Starting Salary. Your salary will be five hundred thousand dollars ($500,000) per year, less deductions and withholdings and payable on the Company’s regular payroll schedule, subject to annual review and adjustment in accordance with the Company’s then-current policies.

2. Annual Bonus. You will be eligible to participate in Zynga’s 2014 executive bonus plan for Section 16 Officers with a Target Performance Bonus Percentage equal to eighty percent (80%) of your annual base salary (pro-rated for the number of days you are working for the Company in the year) based on your individual contributions and the Company’s annual performance as described in Zynga’s executive bonus plan. In addition, this Target Performance Bonus Percentage may be increased up to twice the Target Performance Bonus Percentage, based on extraordinary individual contributions and the Company’s overachievement of its performance conditions. The Compensation Committee of the Board of Directors may decrease the amount of such performance bonus actually payable. Such determination will be made in the sole discretion of the Compensation Committee based on the committee’s determination of your achievement of personal goals, the committee’s determination of the your contributions to the Company and any other factors the committee deems appropriate in its discretion. Whether you receive an annual bonus for any future fiscal years, and the amount of any such bonus, will be determined by the Company in its sole discretion based upon its assessment of the Company’s achievement of performance conditions and your individual performance during the applicable fiscal year.

3. Benefits. You will be eligible to participate in regular health insurance and other employee benefit plans established by the Company for its employees from time to time in accordance with the terms of those plans. The Company reserves the right to change or otherwise modify, in its sole discretion, any terms and conditions of your employment at any time in the future, with the exception of the at-will nature of your employment which can only be modified by a written document signed by the Company’s CEO.

4. Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard Employee Invention Assignment and

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Confidentiality Agreement in the form attached hereto as Exhibit A as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this letter and the Company’s Employee Invention Assignment and Confidentiality Agreement, and your commencement of employment with the Company, will not violate any agreement currently in place between yourself and current or past employers.

5. Sign-On Bonus. In connection with the start of your employment, the Company shall pay you (within the second payroll pay date thereafter) a one-time signing bonus equal to five hundred thousand dollars ($500,000), less all deductions required by law (the “Sign-On Bonus”). Should the Company terminate your employment for Cause (as defined in the CIC Plan, as described below) or should you choose to leave the Company for any reason, in either case prior to the two-year anniversary of your start date, you will be required to repay the Company a pro-rated share of the Sign-On Bonus (net of any amounts withheld for tax withholding obligations) not earned based on time served, with such repayment due within thirty (30) days after the date of such termination of employment. Should the Company terminate your employment without Cause, or if your employment terminates as a result of death or “disability” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), and provided you sign and allow to become effective a release of claims, no repayment of the Sign-On Bonus shall be required.

6. Equity.

a. Equity Grants. Subject to approval of the Company’s Board of Directors or a committee appointed by the Board, you will also be eligible to receive two equity awards in the following forms:

i. New Hire ZSUs. Subject to approval of the Board or a committee appointed by the Board, you will also be eligible to receive a New Hire award of Zynga Stock Units (“New Hire ZSUs”) representing the opportunity to acquire 400,000 shares of the Company’s Class A common stock subject to the terms and conditions of the Company’s applicable equity incentive plan in effect at the time of grant (the “Plan”), and a ZSU agreement between you and the Company in the form approved by the Board or a committee appointed by the Board. The right to vesting and settlement of a New Hire ZSU award will be subject to your continued service, the restrictions set forth in the Plan and the ZSU agreement, and compliance with applicable securities and other laws and satisfaction of the Time Vesting Criteria. For purposes of this New Hire ZSU award, the “Time Vesting Criteria” means a four (4) year vesting term with the following conditions (x) the vesting commencement date will occur on the 15th day of the month immediately following your first day of employment with the Company; (y) the award vests as to 15% of the New Hire ZSUs (rounded down to the nearest whole ZSU) on the first anniversary of the vesting commencement date; 20% of the New Hire ZSUs (rounded down to the nearest whole ZSU) on the second anniversary of the vesting commencement date; 25% of the New Hire ZSUs (rounded down to the nearest whole ZSU) on the third anniversary of the vesting commencement date; and 40% of the New Hire ZSUs on the fourth anniversary of the vesting commencement date, and (z) in each case subject to continued service. Each

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installment of the New Hire ZSUs that vests is a “separate payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2). Settlement of any vested New Hire ZSUs will occur no later than the 15th day of the third calendar month of the year following the year in which the installment of New Hire ZSUs is no longer subject to a “substantial risk of forfeiture” (within the meaning of Treasury Regulations Section 1.409A-1(d)) or, if required for compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), by no later than December 31 of the calendar year in which the installment of New Hire ZSUs are no longer subject to a substantial risk of forfeiture (subject to any delay in payment required by upon a separation from service).

ii. New Hire Stock Option. Subject to approval of the Company’s Board of Directors or a committee appointed by the Board, you will also be eligible to receive an option to purchase 400,000 shares of Zynga common stock (the “New Hire Option”). If approved, the New Hire Option will be granted on the 15th day of the month following your first day of employment with the Company, and will have an exercise price equal to the fair market value on the date of grant. The New Hire Option will be subject to the terms and conditions of the Company’s applicable equity incentive plan in effect at the time of grant, and an option agreement between you and the Company in the form approved by the Board or a committee appointed by the Board, and shall be subject to a four (4) year vesting schedule, commencing on the 15th day of the month following your first day of employment with the Company, whereby 15% of the shares subject to the New Hire Option (rounded down) shall vest on the first anniversary of the vesting commencement date; 20% of the shares subject to the New Hire Option (rounded down) shall vest on the second anniversary of the vesting commencement date; 25% of the shares subject to the New Hire Option (rounded down) shall vest on the third anniversary of the vesting commencement date; and 40% of the shares subject to the New Hire Option shall vest on the fourth anniversary of the vesting commencement date, and in each case subject to continued service.

7. Conflict of Interest; Further Assurances. Prior to starting employment, you will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes, directly or indirectly, with the Company. During your employment, you agree not to engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company, which materially interferes with the performance of your job duties, or creates a conflict of interest. You also may not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. We have included an Outside Activity Disclosure Form. Please complete the form, and disclose any outside employment, business or activity in which you intend to engage during employment with Zynga. Failure to make disclosures is considered a material representation that you are not engaged or associated with any such outside activities at the beginning of employment. You will be responsible to comply with Zynga’s Conflict of Interest Policy including updated disclosures of such outside activities, at all times during employment. In addition, you agree to make any and all filings, applications and submissions as may be required by the Company in connection with the Company’s regulatory requirements related to real money gaming approvals and related business lines. Your refusal to make any such filings or to cooperate with such filings shall be deemed a material breach of this letter and Cause under the CIC Plan.

8. Executive Severance Plan. You will be eligible to participate in the Zynga Inc. Change in Control Severance Benefit Plan (the “CIC Plan”), subject to the terms and conditions thereof.

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9. At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. In addition, the Company may change your compensation, benefits, duties, assignments, responsibilities, location of your position, or any other terms and conditions of your employment, at any time to adjust to the changing needs of our dynamic company. Any statements or representations to the contrary (and any statements contradicting any provision in this letter) are ineffective. Further, your participation in any stock incentive or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

10. Section 409A. Notwithstanding anything to the contrary in this letter, it is intended that the benefits and payments provided in this letter satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-(b)(9) and will be construed to the greatest extent possible as consistent with those provisions. For purposes of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”), all payments made under this letter will be treated as a right to receive a series of separate payments and, accordingly, each installment payment will at all times be considered a separate and distinct payment. It is intended that any payments or benefits provided under this letter that are not exempt from application of Section 409A will be interpreted and administered so as to comply with the requirements of Section 409A to the greatest extent possible, including the requirement that, notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and to the extent payments due to you upon a separation from service are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments (or delayed issuance of any shares subject to equity awards that are not themselves exempt from Section 409A) is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code and the related adverse taxation under Section 409A, such payments will not be provided to you (or such shares issued) prior to the earliest of (a) the expiration of the six month period measured from the date of your separation from service with the Company, (b) the date of your death or (c) such earlier date as permitted under Section 409A without the imposition of adverse taxation, and on the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph will be paid in a lump sum to you, and any remaining payments due will be paid as otherwise provided in this letter or in the applicable agreement, without interest.

11. Background Check. This offer of employment is contingent upon successful completion of a background check and your completion of a Directors’ and Officers’ Questionnaire.

12. Authorization to Work. This offer is also contingent upon proof of identity and work eligibility. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

13. Entire Agreement. This offer letter and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this offer, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof. If any term herein is unenforceable in whole or in part, the remainder shall remain enforceable to the extent permitted by law.

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14. Acceptance. This offer will remain open until Thursday, April 10, 2014. Your anticipated start date will be Monday, April 14, 2014, contingent on: (i) prior Board approval; (ii) successful completion of a background check; and (iii) your submission of a Directors’ and Officers’ Questionnaire. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read, understood and agreed to the terms and conditions of this offer letter and the attached documents, if any.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

ZYNGA INC.

/s/ Don Mattrick
Don Mattrick
Chief Executive Officer

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ David Lee	Date signed:	April 7, 2014
David Lee

Attachments:

Exhibit A	Employee Invention Assignment and Confidentiality Agreement
Exhibit B	Outside Activity Disclosure Form
Exhibit C	Zynga Inc. Change in Control Severance Benefit Plan
Exhibit D	Zynga Inc. Performance Award Agreement

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EMPLOYEE INVENTION ASSIGNMENT AND

CONFIDENTIALITY AGREEMENT

In consideration of, and as a condition of my employment with Zynga Inc., a Delaware corporation (the “Company”), I hereby represent to, and agree with the Company as follows:

1. Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its “Proprietary Information” (as defined in Section 7 below), its rights in “Inventions” (as defined in Section 2 below) and in all related intellectual property rights. I acknowledge and agree that in the course of my employment with the Company, I may gain access to certain confidential information, inventions, works of authorship, and other types of proprietary subject matter that comprise valuable, special and unique assets of the Company’s business, and that access to the foregoing is granted to me only for the purpose of enabling me to perform my duties for the Company. I agree that the Company has an identifiable interest in protecting its rights and ownership of the foregoing, as well as all intellectual property rights associated therewith (including, without limitation, its patents, copyrights, trademarks, and trade secrets). Accordingly, I am entering into this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”) as a condition of my employment with the Company, whether or not I am expected to create inventions of value for the Company.

2. Disclosure of Inventions. Without further compensation, I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets (the “Inventions”).

3. Work for Hire; Assignment of Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by me for the Company, or (iii) relate to the Company’s business or actual or demonstrably anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company. I hereby irrevocably assign, and agree to assign, the Assigned Inventions to the Company. I understand that this assignment is intended to, and does, extend to subject matters currently in existence, those in development, as well as those which have not yet been created. Attached hereto as Exhibit A is a list describing all inventions, original works of authorship, developments and trade secrets which were made by me prior to the date of this Agreement, which belong to me and which are not assigned to the Company (“Prior Inventions”). If no such list is attached, I agree that it is because no such Prior Inventions exist. I acknowledge and agree that if I use any of my Prior Inventions in the scope of my employment, or include them in any product or service of the Company, I hereby grant to the Company a perpetual, irrevocable, nonexclusive, world-wide, royalty-free license to use, disclose, make, sell, copy, distribute, modify and create works based on, perform or display such Prior Inventions and to sublicense third parties with the same rights.

4. Labor Code Section 2870 Notice. I have been notified and understand that the provisions of Sections 3 and 5 of this Agreement do not apply to any Assigned Invention that qualifies fully under the provisions of Section 2870 of the California Labor Code (or any comparable law of any other State), which states as follows:

ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER: (1) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER; OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER. TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION 2870(a), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.

5. Assignment of Other Rights. In addition to the foregoing assignment of Assigned Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Assigned Inventions, even after termination of my work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of or credit on an Assigned Inventions, to object to or prevent the modification or destruction of any Assigned Inventions or Prior Inventions licensed to Company under Section 3, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions or Prior Inventions licensed to Company under Section 3, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

6. Assistance/Power to Act. I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Assigned Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance. I appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.

7. Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company or a third party that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (the “Proprietary Information”), and that the Company has taken reasonable measures under the circumstances to protect from unauthorized use or disclosure. Such Proprietary Information includes, but is not limited to, Assigned Inventions, trade secrets as well as other proprietary knowledge, information, know-how, non-public intellectual property rights including unpublished or pending patent applications and all related patent rights, manufacturing techniques, formulae, processes, discoveries, improvements, ideas, conceptions, compilations of data, and developments, whether or not patentable and whether or not copyrightable. For example and without limitation, Proprietary Information may include information I learn about or develop in connection with my employment with the Company, such as: (i) product/game information, features, roadmaps, plans, specifications, mechanics, designs, costs and revenue; (ii) techniques and methods for developing, coding, or improving online social games; (iii) techniques and methods to create “virality;” (iv) measurement techniques, and specific functionality that increases monetization and both measures and increases retention metrics; (v) customer lists and data, (vi) non-public trademarks or domain names; (vii) non-public financial information, which may include revenues, profits, margins, forecasts, budgets and other financial data; (viii) marketing and advertising plans, strategies, tactics, budgets and studies; (ix) business and operations strategies; (x) the identities of the key decision makers at the Company’s vendors, suppliers, platform providers or other business partners; (xi) the particular needs and preferences of the Company’s suppliers, platform providers and business partners, and the Company’s approaches and strategies for satisfying those needs and preferences; (xii) contracts, credit procedures and terms; (xiii) research and development plans; (xiv) software developed or licensed by Company; (xv) hardware and hardware configurations; (xvi) employment and personnel information (including, without limitation, the names, addresses, compensation, specific capabilities, job assignments and performance evaluations of Company personnel); (xvii) information regarding, or used, in employee training; (xviii) information relating to employee stock ownership or entitlement; (xix) information relating proposed or ongoing acquisitions or takeovers by or on behalf of the Company; and (xx) other know-how. The foregoing are only examples of Confidential Information. If I am uncertain as to whether any particular information or material constitutes Confidential Information, I shall seek written clarification from either my direct supervisor or the Company’s General Counsel, or if I am no longer employed by the Company, from the Company’s General Counsel.

8. Exceptions to Confidential Information. Notwithstanding the definition set forth in Section 7, Proprietary Information does not include information that I can show by competent proof: (a) was generally known to the relevant public at the time of disclosure, or became generally known after disclosure to me; (b) was lawfully received by me from a third party without breach of any confidentiality obligation; (c) was known to me prior to receipt from the Company or (d) was independently developed by me or independent third parties; in each case, without breach by me or any third party of any obligation of confidentiality or non-use.

9. Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all such Proprietary Information in strict confidence and trust. I will not use, disclose, copy, reverse-engineer, distribute, gain unauthorized access or misappropriate any Proprietary Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature or form, in my possession, custody or control, pertaining to my work with the Company and, upon Company request, will execute a document confirming my agreement to honor my responsibilities contained in this Agreement. I will not take with me or retain any documents or materials or copies thereof containing any Proprietary Information. Notwithstanding my confidentiality obligations, I am permitted to disclose Proprietary Information that is required to be disclosed by me pursuant to judicial order or other legal mandate, provided that I have given the Company prompt notice of the disclosure requirement, and that I fully cooperate with any efforts by the Company to obtain and comply with any protective order imposed on such disclosure.

10. No Breach of Prior Agreement. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.

11. Efforts; Duty Not to Compete. I understand that my employment with the Company requires my undivided attention and effort. As a result, during my employment, I will not, without the Company’s express written consent, engage in any other employment or business that (i) directly competes with the current or future business of the Company; (ii) uses any Company information, equipment, supplies, facilities or materials; or (iii) otherwise conflicts with the Company’s business interest and causes a disruption of its operations.

12. Notification. I hereby authorize the Company to notify third parties, including, without limitation, customers and actual or potential employers, of the terms of this Agreement and my responsibilities hereunder.

13. Non-Solicitation of Employees/Consultants. During my employment with the Company and for a period of one (1) year thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity.

14. Non-Solicitation of Suppliers/Customers. During and after the termination of my employment with the Company, I will not directly or indirectly solicit or otherwise take away customers or suppliers of the Company if, in so doing, I access, use or disclose any trade secrets or proprietary or confidential information of the Company. I acknowledge and agree that the names and addresses of the Company’s customers and suppliers, and all other confidential information related to them, including their buying and selling habits and special needs, whether created or obtained by, or disclosed to me during my employment, constitute trade secrets or proprietary or confidential information of the Company.

15. Name & Likeness Rights. I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed (including, but not limited to, film, video and digital or other electronic media), both during and after my employment, for any purposes related to the Company’s business, such as marketing, advertising, credits, and presentations.

16. Injunctive Relief. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

17. Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to its laws pertaining to conflict of laws. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

19. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

20. Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

21. Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

22. Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

23. “At Will” Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. I understand that I am an “at will” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or myself. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company. I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time. This Agreement shall be effective as of the first day of my employment by the Company, which is April 14, 2014.

Zynga Inc.:		Employee:

By:	/s/ Dan Feldstein	/s/ David Lee
Signature

Name:	Dan Feldstein	David Lee
Name (Please Print)

Title:	Senior Employment Counsel

Signature Page to Employee Invention Assignment and Confidentiality Agreement

EXHIBIT A

LIST OF PRIOR INVENTIONS

Title	Date	Identifying Number of Brief Description

No inventions or improvements

Signature of Employee:

Print Name of Employee:

Date: